WHEREAS, the Board deems it advisable that the 3,500,000 shares of common stock of the Company (the “Shares”) issuable under the Company’s 2019 Omnibus Plan (the “Plan”) be registered under applicable federal and state securities laws.

RESOLVED, that the appropriate officers of the Company be and they hereby are authorized to prepare, execute and file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration under the 1933 Act of the Shares.

FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized to cause to be prepared, executed and filed such amendments and post-effective amendments to such Registration Statement on Form S-8 as they may deem necessary or advisable so that the same may become and remain effective and to conform to, or comply with, the provisions and requirements of the 2019 Plan, and with the provisions and requirements of any other applicable agreement, law, regulation or agency.

FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are, in accordance with the rules and regulations promulgated under the 1933 Act, authorized to prepare and distribute to the 2019 Plan participants a Prospectus (the “Prospectus”) relating to the 2019 Plan and the Shares issuable thereunder, and to supplement or amend the Prospectus from time to time as such officers may deem necessary or desirable.

FURTHER RESOLVED, that David Young, the Company’s Chief Executive Officer, be and he hereby is appointed and designated as the person duly authorized to receive communications and notices from the Commission with respect to the Registration Statement on Form S-8, together with the power conferred upon him as such person by the 1933 Act and the rules and regulations of the Commission issued thereunder.